UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2014

VAPORIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55132	45-5215796
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

4400 Biscayne Boulevard

Miami, FL 33137

(Address of Principal Executive Office) (Zip Code)

(305) 576-9298

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2014, the Board of Directors of Vaporin, Inc. (the “Company”) approved an amendment (the “Amendment”) to the 2014 Equity Incentive Plan (the “Plan”) which provides for the grant of incentive stock options, non-qualified stock options, restricted stock, restricted stock units (“RSUs”) and stock appreciation rights to employees, consultants, officers and directors of the Company in order to help the Company attract, retain and incentivize qualified individuals that will contribute to the Company’s success. The Amendment increased the maximum number of shares of the Company’s common stock that may be issued under the Plan from a total of 25,000,000 shares to a total of 50,000,000 shares. A copy of the Amendment is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

In addition, on May 30, 2014, the Board of Directors approved the grant under the Plan of 20,000,000 RSUs to Marlin Capital Investments, LLC, a consultant to the Company, 10,000,000 RSUs to Greg Brauser, the Company’s Chief Operating Officer, and 10,000,000 RSUs to Scott Frohman, the Company’s Chief Executive Officer and Director. All the RSUs will vest quarterly in approximately equal installments over a three-year period from the date of issuance or upon a “change in control” as defined in the Plan, subject to the consultant’s or individual’s continued service to the Company on each applicable vesting date, with delivery of shares taking place on the third anniversary of the date of issuance. The form of Restricted Stock Unit Agreement is filed as Exhibit 10.2 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

10.1	Amendment to the 2014 Equity Incentive Plan*

10.2	Form of Restricted Stock Unit Agreement, dated May 30, 2014

* Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPORIN, INC.

Date: May 30, 2014	By:	/s/ Scott Frohman
	Name:	Scott Frohman
	Title:	Chief Executive Officer